Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated February 26, 2016 in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-206897) and related Prospectus of HealthStream, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 26, 2016